Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

First Commonwealth Financial Corporation (hereinafter “Employer”) and Sue A. McMurdy, her heirs, executors, administrators, successors, and assigns (collectively referred to hereafter as “Employee”), agree to and intend to be legally bound by the following:

1. Last Day of Employment.    Employee’s last day of employment with Employer will be or has been July 9, 2012 (“Effective Date”). If Employee accepts and does not revoke this Agreement, Employee shall be deemed to have resigned as of the Effective Date.

2. Consideration.    In consideration for signing this Agreement and General Release (“Agreement”) and in consideration of Employee’s adherence to the promises made herein, Employer agrees that:

(a) Employer will pay Employee a gross amount of Five Thousand Dollars ($5,000) payable in a check for alleged attorneys’ fees and made payable to Daniel P. Lynch along with a form 1099. This check shall be delivered to Attorney Lynch within ten (10) days of the expiration of the revocation period set forth in Paragraph 4 and Attorney Lynch and Employee providing Employer with completed W9s; and

(b) Employer will pay Employee severance in the form of salary continuation for a period of seventy-four (74) weeks in the amount of Employee’s normal base salary, less lawful deductions, with payments beginning on the first regular pay day following the execution of this Agreement and the expiration of the revocation period set forth in Paragraph 4; and

(c) If Employee elects to continue health coverage in accordance with the continuation requirements of COBRA, Employer shall pay the cost of said coverage for a period of time that begins upon the execution of this Agreement and the expiration of the revocation period set forth in Paragraph 4 and continues for a period of eighteen (18) months. Thereafter, Employee, if then eligible, may elect to continue such COBRA coverage for the remainder of the COBRA period at Employee’s own expense. This period of continued health coverage being paid for by Employer shall be deemed to run concurrent with the continuation period federally mandated by COBRA, or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees. Employer’s obligation to reimburse Employee the cost of coverage under 2(c) shall cease immediately if at any time before the eighteen month deadline Employee becomes eligible to receive benefits through another employer’s plan. Employee has an obligation to inform Employer (through its General Counsel’s office) immediately upon becoming eligible to receive health care insurance from another employer; and

(d) It shall engage the services of an outplacement service provider as chosen by Employee (subject to Employer’s approval which will be granted if selection is reasonable) to provide outplacement services to Employee up to a maximum of $15,000 if Employee indicates (no later than thirty (30) days of the expiration of the revocation period set forth in paragraph 4) that she has a desire to use such services; and

(e) Employee is currently a participant in Employer sponsored plans or programs through which she has received or, to the extent she were employed, is eligible in the future to receive restricted common stock that may only vest pursuant to the terms of the particular plan or program. Employer hereby agrees to vest Employee in 2,000 shares of said restricted common stock awarded pursuant to Restricted Stock Agreement dated as of February 24, 2012 upon the execution of this Agreement and the expiration of the revocation period in paragraph 4 and following the requisite Committee approvals. All other restricted shares of common stock received by Employee or that may have been awarded to Employee are hereby forfeited. Employee agrees to enter into or execute any other documentation that Employer reasonably may require in order to give effect to the vesting of such restricted common stock. At Employer’s sole discretion, it may elect to pay Employee a lump sum equal to the market price of the stock on the date the Agreement is signed as determined using the closing price of the stock reported by the New York Stock Exchange; and

(f) Employee is currently a participant in Employer’s Annual Incentive Plan (“AIP”). Should Employer meet the 2012 corporate goals contained in the AIP as determined at year end, Employer will pay Employee a pro rata distribution of 50% of what Employee would have otherwise been entitled to receive had she remained employed through December 31, 2012 and assuming she had achieved her individual goals. If Employer fails to meet its 2012 corporate goals, Employee shall receive no award. All other current or future benefits of the AIP are hereby forfeited; and

(g) To the extent such benefits can be converted to individual policies in accordance with their terms, and if Employee converts one or more of her Employer provided life insurance policy(ies) to a private policy, Employer will agree to reimburse Employee the cost of such continuing coverage for the length of the severance period set forth in paragraph 2(b) up to a maximum of $500 per month with the balance of any remaining payments being paid by Employee. All other Employer provided benefits except as specifically provided for herein, shall terminate upon the Effective Date; and

(h) If Employee applies for unemployment benefits requiring Employer to designate the reason for Employee’s separation from employment, Employer shall characterize it as a “separation from employment—willful misconduct not alleged.” Employer shall take no affirmative actions seeking to preclude Employee’s recovery of unemployment benefits; and

(i) On the first regular pay day following the execution of this Agreement and the expiration of the revocation period set forth in Paragraph 4, Employer shall reimburse Employee for 10 accrued, unused PTO days; and

(j) If Employee should die during the severance period set forth in 2(b), any remaining payments due and owing under 2(b) will be paid, in the same manner and time as above, by Employer to Employee’s designated beneficiary, John W. McMurdy, Jr.

(k) Provided Employee submits, in advance, a script of prepared remarks that focus on comments that are positive in nature, Employer shall make arrangements for her to meet with a limited audience (that must be agreed to in advance by Employer) for fifteen (15) minutes or less provided that her oral comments stick to the script.

3. No Consideration Absent Execution of this Agreement.    Employee understands and agrees that Employee would not receive the benefits specified in Paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein. This final Agreement was given to Employee on June 27, 2012 (“Delivery Date”). With respect to payments, if any, subject to Section 409A (as defined in Paragraph 18) and not excepted therefrom, Employee was informed that: (i) she had no more than 21 days from the Delivery Date to sign and return this Agreement to the Employer; and (ii) she shall receive none of the benefits specified in Paragraph 2 if she fails to sign and return this Agreement to the Employer by or before that time.

4. Revocation.    Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Matthew Tomb, General Counsel of Employer, at 22 North Sixth Street, Indiana, Pennsylvania 15701, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Tomb or mailed to Tomb certified mail, return receipt requested and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired.

5. General Release of Claims.

(a) Employee knowingly and voluntarily releases and forever discharges Employer, its parent, affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, shareholders, members, officers, directors and agents thereof and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which the Employee has or may have against Releasees as of the date of execution of this Agreement, examples include, but are not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protect Act;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Equal Pay Act of 1963;

•	The Genetic Information Nondiscrimination Act;

•	The Family and Medical Leave Act;

•	Uniformed Services Employment and Reemployment Rights Act

•	The Consolidated Omnibus Budget Reconciliation Act of 1985;

•	Any other federal, state or local civil or human rights law or any other local, state public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters (all of the above collectively referred to as “Claims”).

(b) This release is intended to be a general release, and excludes only those claims under any statute or common law that Employee is legally barred from releasing. Employee is advised to seek independent legal counsel if Employee seeks clarification on the scope of this release. Signing this Agreement does not waive Employee’s right to seek a judicial determination of the validity of Employee’s release of rights arising under the Age Discrimination in Employment Act.

(c) Nothing herein is intended to or shall preclude Employee from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.

(d) Other than filing suit to determine the validity of Employee’s release under the ADEA as set forth in Paragraph 5(b) or filing a charge consistent with Paragraph 5(c), Employee covenants not to file any lawsuit, charge, complaint, allegation or cause of action in any forum regarding her employment with or her termination of employment from Employer. If Employee breaches this covenant, she agrees to forfeit any and all consideration offered to her in this Agreement

6. Affirmations.    Employee represents and agrees by signing below that Employee has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Employer and has no known workplace injuries or occupational diseases. Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against Releasees in any forum or form. Other than the consideration set forth in Paragraph 2, Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Employee, except as provided in this Agreement.

Employee agrees that as of the date this Agreement is executed, Employee has no knowledge of any perceived or alleged failure by Employer to comply with federal, state or local laws and regulations governing Employer which Employee has failed to disclose to Employer.

7. Confidentiality.    Employee agrees not to disclose any information regarding the negotiations leading to, the existence of or substance of this Agreement, except to Employee’s spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement except as compelled to do so by process of law. The Restricted Persons (as identified in paragraph 12) shall keep the negotiations leading to this Agreement confidential except as required by law or compelled by judicial process.

8. Return of Confidential Information and Documents.    Employee hereby confirms that she has returned to Employer all documents, memoranda, letters, correspondence, electronic mail, notes, plans, records, reports, lists and other documents, including hard and electronic copies, relating to Employer’s business and that she has not retained copies of this information in any form whatsoever. If Employee subsequently discovers any such material, she will promptly return it to Employer, marked to the attention of the General Counsel. Employee confirms that she has returned to Employer, on or prior to the Effective Date, any and all of Employer’s property in her possession, including but not limited to credit cards, security key cards, telephone cards and identification cards.

9. Post-Employment Restrictions.

(a) Confidentiality.    At all times, Employee shall hold in strict confidence for the benefit of Employer and not communicate or divulge to any person or entity, directly or indirectly, all information belonging to Employer or any related or affiliated entity (or relating to Employer’s or any related or affiliated entity’s affairs) that is not public information, including without limitation information relating to financial information and projections, customers or prospective customers (including without limitation credit and contact information), suppliers or prospective suppliers, sales, raw material purchasing, margins, pricing, employees, policies, production processes, business or marketing plans, research and development and information technology and software and any other trade secret or proprietary information (collectively, “Confidential Information”). Notwithstanding the foregoing, Employee may disclose Confidential Information if (i) such Confidential Information is lawfully within the public domain or (ii) required under penalty of law. Employee shall not use Confidential Information for personal benefit.

(b) Nonsolicitation of Employees.    For one (1) year following the execution of this Agreement, Employee shall not induce or attempt to induce any employee of Employer to terminate employment with Employer, hire or participate in the hiring of any employee of Employer, or interfere with or attempt to disrupt the relationship, contractual or otherwise, between Employer and any employee of Employer. For purposes of this paragraph, an employee of Employer means any person employed by Employer as of the Effective Date.

(c) Nonsolicitation of Customers.    For one (1) year following the execution of this Agreement, Employee shall not, directly or indirectly, on behalf of herself or on behalf of others (i) solicit, or attempt to obtain business from, accept business from, service, provide consulting services to or contact any Customer of Employer regarding the purchase, lease or license of a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, performed, offered or under development by Employer or (ii) encourage any Customer of Employer to move an account or affiliation with Employer to another entity. A Customer of Employer shall mean any individual or entity that procured any products or services from Employer or any related or affiliated entity or maintained an account or affiliation with Employer or any related or affiliated entity at any time during the two (2) year period prior to the Effective Date.

10. Current Employment.    Employee waives any claim or right to reinstatement, recall or future employment with Releasees. Employee agrees that she will not seek reemployment with Releasees.

11. Public Announcement.    Employer shall issue a public announcement concerning Employee’s resignation from Employer in a mutually agreed upon form that will be attached hereto as Exhibit A. Employer shall also, in due course, make an internal announcement containing similar content as Exhibit A and expanding upon the transfer of responsibilities.

12. Mutual Nondisparagement.    Employee agrees that she shall not, in writing or orally, or through conduct, disparage, deprecate, discredit, vilify or otherwise say anything negative about Releasees. Employee agrees never to disparage the services, products, customers, or employees of Releasees. These prohibitions include, without limitation, any such statements made through use of social media sites, such as FaceBook or Twitter. Thomas Michael Price, Robert Rout, I. Robert Emmerich, Leonard Lombardi, Matthew Tomb and David Dahlmann (“Restricted Persons”) shall not, in writing or orally, or through conduct, disparage, deprecate, discredit, vilify or otherwise say anything negative about Employee. These prohibitions include, without limitation, any such statements made through use of social media sites, such as FaceBook or Twitter.

13. Letter of Reference.    Employer’s CEO shall draft and co-sign along with Employer’s current Chairman of the Board of Directors a one-page letter of reference in a form mutually agreed upon with Employee to be attached hereto as Exhibit B.

14. Governing Law and Interpretation.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law.

15. Intellectual Property.    Employee acknowledges and agrees that any and all developments, works of authorship, inventions and other works embodying intellectual property rights (“Works”) created by Employee, either alone or with others, during the scope of Employee’s employment with Employer are owned by Employer. To the extent that a Work is a work of copyright, Employee acknowledges and agrees that the Work is a “work made for hire” under the U.S. Copyright Act. To the extent a Work is not a “work made for hire,” Employee transfers and assigns all right, title and interest in and to the Work to Employer and agrees to execute such documents and take such further actions reasonably requested by Employer (and at Employer’s expense without additional compensation to Employee) to perfect in Employer the ownership of such Works.

16. Severability.    If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

17. Nonadmission of Wrongdoing.    The Parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer, or evidence of any liability or unlawful conduct of any kind.

18. Amendment.    This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

19. Entire Agreement.    No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Employee has entered into an enforceable agreement with Employer that contains provisions that are not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement.

20. Section 409A.    This Agreement will be administered, interpreted and construed in compliance with Section 409A of the Internal Revenue Code (“Section 409A”), the regulations issued thereunder or any exception thereto. For purposes of this Agreement, separation pay is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4). With respect to payments, if any, subject to Section 409A (and not excepted therefrom), each such payment is paid as a result of a permissible distribution event, and at a specified time, consistent with Section 409A. Employee has no right to, and there shall not be, any acceleration or deferral with respect to payments hereunder. Employee acknowledges and agrees that Releasees shall not be liable for, and nothing provided or contained in this Agreement will obligate or cause the Releasees to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A.

21. Signatures.    This Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument.

22. Assignment.    Employer and Releasees have the right to assign this Agreement, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Employer, who are intended third party beneficiaries of this Agreement.

EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION. EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

By:	/s/ T. Michael Price	/s/ Sue A. McMurdy
	Employer	Employee

Date:	July 8, 2012	Date:	July 8, 2012